Exhibit 99.1

FOR IMMEDIATE RELEASE

MATTRESS FIRM ANNOUNCES ORGANIZATIONAL PROMOTIONS

HOUSTON, March 10, 2014 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (NASDAQ:MFRM), the nation’s largest specialty mattress retailer, today announced a series of personnel changes designed to support the organization’s high-growth and results-oriented business model. The personnel promotions are as follows, effective immediately:

•                  Ken Murphy has been appointed to the previously vacant role of chief operating officer overseeing sales and operations, marketing, merchandising, information technology, business development and supply chain. Murphy has more than 15 years experience with Mattress Firm. He became the Company’s executive vice president, sales and operations, in 2010 after holding various positions within Mattress Firm, including  regional vice president of sales, vice president of field and talent management, director of training and recruiting and several field management positions. Murphy earned a Master of Education from the University of Pennsylvania and is an advisory board member for the Nelson Rusche College of Business at Stephen F. Austin State University, his alma mater.

•                  Succeeding Murphy as senior vice president of sales and operations is Sam Woods. Woods grew up in the furniture industry and joined Mattress Firm almost 17 years ago as a franchisee. After selling his franchise back to Mattress Firm in 2000, Woods held a variety of roles, including district sales manager, regional sales manager, regional vice president of sales and, most recently, divisional vice president of sales and operations. Woods graduated from Rhodes College with a Bachelor of Arts in Political Science and a minor in Philosophy.

•                  Kindel Elam, previously vice president and general counsel, has been promoted to executive vice president and general counsel. Prior to joining Mattress Firm in 2012, Elam was a senior associate at Fulbright & Jaworski L.L.P. in Houston, TX where she represented clients in connection with mergers and acquisition, securities, and finance transactions, and has international experience with various commercial and finance matters.  Elam earned her Bachelor of Arts in Political Science and Psychology from Vanderbilt University and her Juris Doctorate from the University of Texas’ School of Law.

“There’s nothing more important to Mattress Firm than a strong executive management team that can lead the organization through continued growth and innovation,” said Steve Stagner, president and chief executive officer. “Ken, Sam and Kindel are committed and capable leaders that have made a lasting, positive impact on the Company. I am confident they will continue to strengthen our operations and grow the organization to the first national specialty bedding retailer reaching border to border and coast to coast.”

About Mattress Firm

Houston-based Mattress Firm is a high growth specialty retailer, recognized as the nation’s leading bedding specialty retailer, offering a broad selection of both traditional and specialty mattresses, bedding accessories and related products from leading manufacturers. With more than 1,300 company-operated and franchised stores across 33 states, Mattress

5815 Gulf Freeway • Houston, TX • 77023 • Phone: 713-923-1090 • Fax: 713-923-1096

Firm has the largest geographic footprint in the United States among multi-brand mattress specialty retailers. Mattress Firm offers customers comfortable store environments, guarantees on price, comfort and service, and highly-trained sales professionals. More information is available at http://www.mattressfirm.com.  Mattress Firm’s website is not part of this press release.

Investor Relations Contact: Brad Cohen, ir@mattressfirm.com, 713.343.3652

Media Contact: Kim Hardcastle, khardcastle@jacksonspalding.com, 404-276-9524

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